EXHIBIT 1

AGREEMENT TO FILE JOINTLY

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of Common Shares of CanAlaska Ventures Ltd. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Date: October 8, 2003	IS CAPITAL LLC

	By:	/s/ PAUL VAN EEDEN
Paul van Eeden, Managing Partner

Date: October 8, 2003	By:	/s/ PAUL VAN EEDEN
Paul van Eeden, individually

Date: October 8, 2003	By:	/s/ DOUGLAS R. CASEY
Douglas R. Casey, individually